Exhibit 99.b.1.iv.

AMENDMENT TO THE BY-LAWS OF UBS RELATIONSHIP FUNDS

Pursuant to Article VII, Section 7.1 of the By-Laws dated August 22, 1994, as amended July 1, 2002, April 25, 2002 and April 23, 2008 (the “By-Laws”) of UBS Relationship Funds (the “Trust”), the undersigned Trustees of the Trust hereby amend the By-Laws as set forth below:

1.              Article II, Section 2.3

Section 2.3 of the By-Laws is deleted in its entirety and replaced with the following (additions appear as underlined text):

Section 2.3. Notice. Notice of a meeting shall be given by United States mail (which term shall include overnight mail) or by electronic transmission (which term shall include without limitation by telephone, cablegram, telefacsimile or electronic mail) or delivered personally, to each Trustee at his or her business address as set forth in the records of the Trust. If notice is given by mail, it shall be mailed not later than 72 hours preceding the meeting and if given by telegram or personally, such notice shall be delivered not later than 24 hours preceding the meeting. Notwithstanding any other requirement herein, upon the occurrence (or potential or anticipated possible occurrence) of any one or more of the events specified in Form N-CR affecting a series of the Trust that operates as a money market fund pursuant to Rule 2a-7 under the 1940 Act, an officer of the Trust may call a special meeting of the Board of Trustees in connection with such event no sooner than four hours after providing notice of the time, date and place of the meeting by electronic mail and telephone to the Trustees at their last known electronic mail addresses and telephone numbers. Notice of a meeting of Trustees may be waived before or after any meeting by signed written waiver. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Trustees need be stated in the notice or waiver of notice of such meeting, and no notice need be given of action proposed to be taken by written consent. The attendance of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where a Trustee attends a meeting for the express purpose of objecting, at the commencement of such meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

2.              All other provisions of the By-Laws shall remain in full force and effect.

IN WITNESS WHEREOF, the Trustees named below do hereby make and enter into this amendment to the By-Laws as of the 5th day of June, 2015.

Adela Cepeda
UBS Relationship Funds Trustee

John Murphy
Trustee of UBS Relationship Funds

Frank Reilly
Trustee of UBS Relationship Funds

Edward Roob
Trustee of UBS Relationship Funds

Abbie Smith
Trustee of UBS Relationship Funds

J. Mikesell Thomas
Trustee of UBS Relationship Funds

THE PLACE OF BUSINESS OF THE TRUST IS:

ONE NORTH WACKER DRIVE

CHICAGO, ILLINOIS 60606